February 19, 2009

Sam Jeffries, President & CEO
OSM / Garden Guys
114 Broadway
Raynham, MA 02767

Re:  Garden Guys on 96.9 WTKK

This letter sets forth the terms and conditions pursuant to which Greater Boston Radio, Inc., licensee of radio station WTKK-FM (the “Station”), will sell, and you will purchase, broadcast time on the Station.  When signed by you, this letter shall constitute a binding agreement, fully enforceable against the parties in accordance with its terms.

1.           Term and Termination.  The broadcast term of this Agreement is two years, anticipated to begin April 26, 2009 and end April 25, 2011.  If either party breaches a material term of this agreement, the non-breaching party may terminate this agreement at any time thereafter, so long as it provides written notice of the breach to the breaching party and the breaching party fails to cure the breach within 10 days after receiving such notice.

2.           Broadcast of Program.  During the term of this agreement, the Station will broadcast a live weekly program entitled Garden Guys, discussing gardening, organic products, and related topics (the “Program”).  The Program will be broadcast live on WTKK every Sunday during the term, beginning at 6:00 a.m. and ending at 9:00 a.m.  You may pre-record a limited number of Programs for vacation periods and other unanticipated absences.  You understand and agree that the broadcast of the Program must comply with all applicable laws and regulations, including (without limitation) FCC restrictions on the broadcast of indecent material.  In addition, you agree that you will not engage in any conduct that could reflect negatively on the Station, whether on- or off-air.  All appropriate disclaimers as mutually determined by the parties shall be made before and after each broadcast of the Program.  The Station reserves the right to preempt all or part of the Program if required (a) by any special event programming that runs into the Program’s time slot, or (b) in the public interest, as determined in the Station’s sole judgment.  If the Program is preempted in its entirety on any day, the Station will use commercially reasonable efforts to reschedule the broadcast of the preempted Program.  If the Program cannot be rescheduled, no fee will be due for that week.  If the Program is broadcast in part, the Program fee for that broadcast will be prorated based on the portion of the allotted time the Program was actually on-air.

3.           Advertising and Promotion.  (a)  The Station will air promotional announcements for the Program in standard weekday rotation to promote upcoming broadcasts of the Program.

(b)           You will have the right to air (i) nine (9) :60-second commercials per hour during the Program (6a-9a Sunday); (ii) ten (10) :60-second commercials on Station Monday-Friday 6am-10pm; and (iii) fifty (50) :60-second streaming commercials each week on WTKK.com to run M-Su 6a-7p.  You will retain all revenues from the sale of this advertising time.  All commercials you sell must comply with Station’s generally applicable commercial advertising policies, as in effect from time to time, and any other applicable laws and regulations.  All commercials must be scheduled to air during the term.

4.           Payment.  (a)  In consideration of the time and services to be provided by the Station hereunder, you will pay the Station a monthly fee of $5,500.00 (increasing to $5,900.00 per month during the second year of the term), payable each month in advance.  (If you qualify under Station’s credit requirements, payments will be due 30 days net.)  If we require cash in advance, no program will be broadcast until the applicable monthly payment has been received.  The parties agree that they are independent contracting parties, and each party will be solely responsible for all federal, state and local taxes, income or otherwise, due as a result of any payment received by it hereunder.  You acknowledge and agree that you are responsible for compensating any individuals who appear on or assist with the broadcast of the Program.

(b)  You agree to participate in Station promotional events and similar appearances as reasonably requested by Station.  We will pay you a $500 fee for each two-hour appearance.

5.           Technical Matters.  No credits or adjustments will be made for technical difficulties during the Program.  If time is lost due to technical difficulties, Station will provide make-goods for any missed commercials within ten (10) business days.  If technical difficulties prevent the broadcast of more than fifteen minutes of the Program, you may elect not to air that week’s Program and the monthly fee will be prorated accordingly.

6.           Early Termination.  Either party may terminate this Agreement before its scheduled expiration date by providing the other party with at least 60 days’ prior written notice.  If you terminate the Agreement under this section 6, you agree that you will not, for a period of 60 days following the termination date, permit the broadcast of the Program (or any substantially similar program created or produced by you) on any radio station licensed to any community in the Boston Arbitron market.

7.           Additional Terms.  This letter sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreements, whether written or oral.  This agreement may not be changed, nor any term hereof waived, except in a writing signed by both parties.  This agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws provisions of such Commonwealth, and the federal and state courts of such Commonwealth shall have exclusive jurisdiction over any dispute arising out of or in connection with this agreement.  Any notice required or permitted to be given hereunder shall be delivered to the parties by hand or by certified mail (return receipt requested), to the addresses listed on the first page of this agreement.  Notices shall be deemed given when sent.  This letter may be signed in counterparts, each of which together will constitute a complete agreement.

Please indicate your agreement with and acceptance of the foregoing by signing this letter and the enclosed duplicate and returning one of them to me.

Very truly yours,

/s/
Thomas C. Baker
Vice President/Market Manager

Accepted and Agreed by:

/s/	2-19-09
Sam Jeffries	Date
Organic Sales and Marketing, Inc.
President & CEO